This CONSULTING AGREEMENT ("Agreement") is made and entered into as of March 25, 2015 (the "Effective Date"), by and between Morningstar Services with an address of 2967 Michelson

#G169, Irvine, CA 92612 and REGULUS Corporation, a Florida Corporation (Consultant) with an address of 423 Main Street, 2nd Floor, Rockland, ME 04841.

WHEREAS, the Company desires to engage Consultant, on a non-exclusive basis, as a consultant and Consultant desires to accept this engagement upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual terms and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                 Services To Be Rendered. Consultant will on a best efforts basis render the following services to the Company during the Consulting Period (as defined below):

(a)	Consulting Services. Consultant will provide independent strategic advisory and consulting services and advice pertaining to the Company's Business Development as the Company may reasonably request from time to time as stated herein . The purpose of the representation contemplated herein is to provide corporate strategy, management , restructure and related consulting services with respect to the preparation and filing of a Form 10 filing and public listing for the Client or its nominee.

1. Consultant agrees, to the extent reasonably required in the conduct of the business of Company, to place at the disposal of Company its judgment and experience and to provide business development services to the Company;

u.	To represent the Company, on a best efforts basis, in connection with arranging financing as may be appropriate;

u1. The development of new clients in the afore-stated field, including discussion of terms and conditions with actual or potential clients, but with the exception of the signing of any contractual undertaking in that respect, unless specifically authorized by the Company.

IV. Assist the Company and its legal and accounting advisors in collecting and/or preparing documents necessary to present to potential Clients and/or Investors and allow them to conduct due diligence, it being understood that Consultant will rely entirely without investigation upon information provided to it by the Company's officers, directors, auditors and counsel.

v.            Assist the company in the formation of supplementary Limited Partnerships

(b)   Deliverables:

1. Professional Business Plan; (2) Effective Form 10 Registration or equivalent Sland

(3) 506(c) Private Placement Offering Memorandum (4) Direct Public Offering (DPO) marketing services.

ii. The Company must provide an audit. From a corhpliance standpoint, you do need an audit. We work with two (2) auditors that have similarly competitive rates for S-1 work. While every situation is different, it's not uncommon for audits in the $1,500-

$2,000 range. Our fee does not include the audit.

m. Compliance: The Company is responsible to pay for (1) OTCIQ. The initial fee is

$12,500 ($2,500 setup fee) then $10,000 annually, and (2) BlueSky Services which is quoted on a per-transaction basis.

IV. Transfer Agent: Through an existing relationship we can offer a transfer agent, EDGAR agent, for free for the first six months to eligible clients.

v. Documentation: The Issuer will prepare initial drafts of definitive legal documentation for review and comment by the Purchaser's. The definitive documentation will consist of a note purchase agreement with attached forms of the note[s] and security agreement to be executed on closing.

v1. Ef fective Date: The date, declared by the Securities & Exchange Commission (SEC), on which shares of the company can start trading. This usually refers to the date when shares become available for sale.

(c)	Investor Relations. Consultant may arrange meetings between representatives of the Company and individuals, and financing institutions in the investment community, such as securities analysts, portfolio managers, market makers, broker/dealers, and individual investors (collectively "Investors"). During initial discussions, Consultant is authorized to disclose the name of Company and other pertinent information approved by Company, in advance of disclosure, to an approved Investor. Based on an expression of interest in further discussions by Investor, Consultant will introduce Company to Investor. The Company and Investor may then discuss and negotiate the terms of a potential transaction.

(d)	Procedure. The following procedure shall be followed as to identifying and introducing potential investments, clients and investors to the Company. First, Consultant will inform the Company of the identity of the proposed Investor in writing (email is acceptable). Ifthe proposed Investor is acceptable to the Company and has not been previously introduced to the Company, the Company will promptly so notify Consultant in writing (email is acceptable). Potential acquisitions and investors will be asked to execute the Company's Confidentiality Agreement. Thereafter Consultant will be protected as to a consultant fee resulting from Consultant's identification of such party or parties if such transaction is consummated during the term hereof.

2.                 Performance of Consultant.

a.	Professional Standards. All work done by Consultant pursuant to this Agreement will be of the highest professional standards and performed to the Company's satisfaction.

b.	Compliance. Consultant will comply with all applicable laws, regulations, and orders pertaining to the performance of this Agreement and the achievement of its purposes.

c.	Best Ef forts Basis. Consultant will, at all times, faithfully and in a professional manner perform all of the duties that may be reasonably required of, and from, the Consultant pursuant to the terms of this Agreement. Consultant does not guarantee that its efforts will have any impact upon the Company's business or that there will be any specific result or improvement from the Consultant's efforts.

d.	Acting Only as a Consultant. It is acknowledged that Consultant's position in any proposed transaction is that of a consultant, and hat Consultant is n t licensed as a securities or real estate dealer or broker. Consultant shall specifically not provide any of the following services to the Company: (i) negotiating for the sale of any of the Company's securities; (ii) effectuating sales of any of the Company's securities for the account of others; (iii) discussing details of the nature of the securities sold or whether recommendations were made concerning the sale of the securities; (iv) providing advice relating to the valuation of or the financial advisability of any investments in the Company; or (v) handling any funds or securities on behalf of the Company or the Investor or to perform any, act which would require Consultant to be licensed as a securities, commodity and/or real estate broker or dealer.

3.	Indemnification of Consultant of the Company. The Company acknowledges that the Consultant relies on information provided by the Company in connection with the provisions of Services hereunder and represents that said information does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made, in light of the circumstances in which they were made, not misleading, and agrees to hold harmless and not indemnify the Consultant for claims against the Consultant as a result of any breach of such representation and for any claims relating to the purchase and/or sale of the Company's securities occurring out of or in connection with the Consultant's relationship with the Company including, without limitation, reasonable attorney's fees and other costs arising out of any such claims; provided, however, that the Company will not be liable in any such case for losses, claims, damages, liabilities or expenses that arise from the negligence or willful misconduct of Consultant.
4.	Mutual Indemnification for Securities Law Violations. The Client and Consultant mutually agree to indemnify and hold one another harmless, including and each officer, director and controlling person against any losses, claims, damages, liabilities and/or expenses (including any legal or other expenses reasonably incurred in investigating or defending any action or claim in respect thereof) to which either party or such officer, director or controlling person may become subject under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the Financial Services Authority (FSA); or the Financial Services and Markets Act of 2000 (FSMA) because of actions of the other party or its agent(s). The Consultant is not FINRA licensed but is acting in a capacity as a private investment banker and consultant.

5.	Consulting Period. This Agreement is for the period commencing on the Effective Date and ending April 1, 2016 (the "Consultation Period"), unless sooner terminated in accordance with the provisions of this Agreement. The consulting period will be extended at the sole discretion of the Company.

6.                 Compensation and Expenses.

(a)	Seventy five thousand dollars ($75,000)broken down as follows: $37,500 in cash in four installments; (a) $17,500 upon engagement; (b) $20K at $5,000 per month for four months, and (c) $37,500 in company stock at 50% of the IPO price (e.g, $1.00 per share sale price =

$0.50 per share, and thus 75,000 shares)

(b)	For services to be rendered by the Consultant hereunder. Consultant shall be entitled to payments of ten thousand dollars ($10,000.00) per month starting after the effective date of a successful filing of a Form 10 and for twelve consecutive months thereafter, date of effective registration to be made an amendment to this agreement.

(c)	Expenses. Prior to any travel or other-expenses, Consult nt shall submit to the Company in writing an estimate and purpose of the travel for the Company's approval. Upon presentation of receipts or payment vouchers, pay for, or reimburse the Consultant for, all reasonable and necessary expenses preapproved by the Company which the Consultant has incurred in the performance of his duties hereunder. All travel arrangements including air fares and hotel reservations will be handled by the Company. Expenses shall be paid to Consultant within 15 days after expense report is presented to the Company with all accomp,anying receipts.

CONSULTING AGREEMENT

(d) Default Interest Rate. For any unpaid balance per 1.(a) remaining unpaid during the consulting period interest of ten percent ( 10%) annually will be charged and accrued.

7.	Proprietary Information.

(a)	Definition. "Proprietary Information" means any and all information of a confidential, proprietary, or secret nature which is or may be either applicable to, or related in any way to (1) the business, present or future, of the Company or its affiliates, (2) the research and development or investigations of the Company or any of its affiliates or (3) the business of any customer of the Company or of any of its affiliates. Proprietary Information includes, for example and without limitation, trade secrets, processes, formulas, data, know-how, improvements, inventions, techniques, marketing plans, software and strategies, and information concerning the Company and its affiliates' customers or vendors.

(b)	Proprietary Information. Proprietary Information is a special, valuable, and unique asset of the Company, and Consultant will, during the term of this Agreement and thereafter for a period of two years subsequent to termination of this Agreement, keep in confidence and trust all Proprietary Information. During the Consulting Period of this Agreement and thereafter, Consultant will not directly or indirectly use Proprietary Information other than in the course of performing its duties to the Company and will not directly or indirectly disclose any Proprietary Information or anything relating thereto to any person or entity, except in the course of performing its duties under this Agreement and then only with the consent of the Company. Consultant will abide by the Company's policies and regulations, as established from time to time, for the protection of Proprietary Information.

(c)	Disclosures. If Consultant becomes legally obligated to disclose any Proprietary Information, Consultant must give the Company prompt notice of such fact before such disclosure. The Company will obtain a protective order or other appropriate remedy concerning any such disclosure or waive Consultant's compliance with the applicable provisions of this Agreement. Consultant must cooperate fully with the Company in connection with the Company's efforts to obtain a protective order or other appropriate remedy. In the event the Company is unable to obtain a protective order or other appropriate remedy with respect to the Proprietary Information or has not responded to Consultant's notice before the required disclosure, Consultant will be deemed to have complied with its obligations under this Section 5. When making any disclosure of Proprietary Information, Consultant must use its best efforts to have all Proprietary Information treated confidentially.

6.                  Term and Termination. Unless earlier terminated as provided below, the term of this Agreement shall commence March 26, 2015 and shall continue until April 1, 2016. At the end of the term, the Agreement shall automatically continue in perpetuity until termim ted by either party on at least forty five (45) days prior notice. Manufacturer may terininate this Agreement upon notice to Distributor, upon any of the following events:

1. failure of Consultant to fulfill or perform any one of the duties, obligations or responsibilities in this Agreement, which failure is not cured with thirty (30) days' notice from Company;

11. any assignment or attempted assignment by Company of any interest in this agreement or delegation of Consultants obligations without_ Company's written consent;

111. any sale, transfer or relinquishment, voluntary or involuntary, by operation of law or otherwise, of any material interest in the direct or indirect ownership or any change in the management of Consultant;

1v. failure of Consultant for any reason to function in the ordinary course of business; or

7.                   Return of Materials at Termination. Consultant must, upon termination of this Agreement for any reason, promptly deliver to the Company, or any affiliate designated by the Company, all lists, books, records, sales materials and other documents and data, including computer files, discs, memory, print-outs and other information, including all copies thereof, pertaining to the business of the Company, whether prepared by the Company or Consultant all of which Consultant acknowledges are owned by the Company. Consultant must not take any documents or data, or any reproduction or excerpt of any documents or data, containing or pertaining to any Proprietary Information upon termination of this Agreement.

8.                   Binding Arbitration and Governing Law. Any and all disputes, controversies or claims (including any and all disputes, controversies, and claims between the Parties after Closing) arising out of or relating to this Agreement, or the making, performance, or interpretation thereof, including the issues of fraud, misrepresentation, rescission, reformation, revocation, or novation, shall be fully and finally settled by binding arbitration in accordance with the Commercial Rules of the American Arbitration Association, then existing. The arbitration shall take place in Florida and judgment on the arbitration award may be entered in any Court having jurisdiction over the subject matter of the controversy. The arbitrator(s) in deciding the case shall apply the commercial law of the State of California without regard to the doctrine of conflicts of law or inconvenient forum. The obligation of the Parties to submit to binding arbitration is their sole and exclusive remedy at law or equity and this obligation shall survive the Closing and termination of this Agreement.

The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties. The award shall include an award of costs, including reasonable attorneys' fees and disbursements. Judgment upon the award may be entered into by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets. A request for interim measures, including injunctive relief and prejudgment attachments or garnishments, by a party to a court shall not be deemed incompatible with, or a waiver of this agreement to arbitrate.

9.	Status. Consultant's status under this Agreement is that of an Independent Contractor and

,Consulting Company (independent contractor) and not that of an agent or employee. Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner. CONSULTANT IS SOLELY RESPONSIBLE FOR THE PAYMENT OF ALL FEDERAL AND STATE TAXES DERIVED FROM SERVICES PAID BY COMPANY AS A RESULT OF THIS AGREEMENT.

10.               Assignment. Consultant's services under this Agreement are unique and personal. Accordingly, Consultant may not assign any of his rights or delegate any of his duties or obligations under this Agreement, without the prior written consent of the Comp,ny. The rights and obligations of the Company under this Agreement will inure to the benefit of and will be binding upon the Company's successors and assigns, whether by merger, consolidation or otherwise.

11.	General.

(a)	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof, and supersedes and replaces all prior writings,

discussions and rights relating thereto; and no obligation of any kind relating thereto is assumed by or implied against either party hereto except for those obligations expressly stated herein and those imposed by common law. This Agreement may only be amended by a written instrument signed by the parties hereto.

(b)	Choice of Law. This Agreement shall be construed in accordance with the laws of the State of Florida without and application of the principles of conflicts of laws. If it becomes necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, and such legal action results in a final judgment in favor of such party ("Prevailing Party"), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred, including, but not limited to, all attorney's fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party's rights hereunder. Any suit, action, or proceeding with respect to this Agreement shall be brought in the state courts located in Orange County Florida. The parties hereto hereby accept the exclusive jurisdiction and venue of those courts for the purpose of any such suit, action, or proceeding. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Pinellas County Florida, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in Pinellas County Florida, has been brought in an inconvenient forum.

(c)	Judicial Proceedings and Delays. The parties shall notify in writing to each other their intent to institute judicial proceedings and provide a detailed statement of the causes of action or reasons for such suit. Upon receipt of such notice, the recipient shall have twenty (20) days to respond to the statement. Ifthe response is unsatisfactory, the parties shall attend mandatory mediation previous filing a lawsuit. This condition precedent shall not be waived or forfeited by either party unless one year has elapsed from the day of the written notice. A statement from a certified mediator declaring impasse shall be necessary to file a lawsuit. For any other rights or obligations, delay or failure to exercise any right or remedy hereunder will not impair such right or remedy or be construed as a waiver thereof or as acquiescence in breach of this Agreement. Any single or partial exercise of any right or remedy will not preclude any other or further exercise thereof or the exercise of any other right or remedy.

(d)	Notices. Any notice required or permitted under this Agreement will be in writing and will be deemed given when mailed by United States certified or registered mail, return receipt requested, or when deposited with a national overnight or two-day delivery service, provided such service has a confirmation/tracking system to confirm deliveries, to the address indicated in this Agreement.

(e)	Counterparts. This Agreement my be executed via facsimile and in counterparts, each of which is deemed an original, and any party hereto may execute any such counterpart, all of which, when taken together, constitute one and the same instrument.

(f)	Costs. All of the Company's costs, including legal fees, are for the account of the Company, and in no event shall be the responsibility of the Consultant. All of the Consultant's costs, other than those previously approved in writing ,by the Company, shall be the responsibility of the Consultant and in no event shall be the responsibility of the Company.

(g)	Severability. Inthe event of the invalidity or unenforceability of any one or more of the provisions of this Agreement, such illegal or unenforceable provisions shall be severed and shall not affect the validity or enforceability of the other provisions hereof, and such other provisions shall be deemed to remain in full force and effect.

(h)	Further Assurance. The parties shall at their own cost and expense execute and deliver such further documents and instruments and shall take such other actions as may be reasonably required or appropriate to carry out the intent and purposes of this Agreement.

(i)	Fair Meaning. This Agreement shall be construed in accordance with its fair meaning and not for or against either party on account of which party drafted this Agreement.

G) Legal Representation. Each party has been represented by independent legal counsel in connection with this Agreement, or each has had the opportunity to obtain independent legal counsel and has waived such right.

(k) Ability to Enter into Agreement. The parties represent that they are legally able to enter into this agreement and no legal or judicial impediment exists including but not limited to regulatory constraints or court orders. The parties represent that their respective corporations or companies or the business entity doing business hereunder is in good standing with the state of incorporation or formation .

12.               Good faith and fair dl!aling. The Parties agree this Agreement imposes an implied duty of good faith and fair dealing on all the respective obligations of the Parties.

IN WITNESS HEREOF, the parties hereto, with full power and authority, have executed this Agreement as of the year and date first above written.

CONSULTANT	COMPANY
REGULUS Corporation	Morningstar Services
By: /s/David F. Emery 03/27/2015	By: /s/Brian Jue 03/30/2015
David F. Emery, President	Brian Jue, President